Exhibit 10.7

Anthony DiPaolo

11663 West 39th Circle

Wheat Ridge, CO 80033

Sent via email by: Crystine.hodges@realgoods.com

RE:	Employment with Real Goods Solar, Inc.

Dear Anthony:

We are pleased to offer you the position of Chief Financial Officer for Real Goods Solar, Inc. (the “Company”) at our Louisville, CO head office. You will be based out of this location although some travel will be required to our other offices in other parts of the country. This is a full-time, exempt position. Your employment will commence on February 4, 2013, and you will be reporting directly to Kam Mofid, CEO. Your annualized salary will be $222,000, less applicable withholdings, paid periodically in accordance with normal Company payroll practices.

EQUITY INCENTIVE: Pursuant to the terms of the Company’s 2008 Long-Term Incentive Plan, as amended (“Plan”), you have been granted an Option to purchase 125,000 shares of the Company’s common stock (RSOL Nasdaq) with an exercise price equal to the market closing price on your start date, subject to the vesting schedule set forth in your Stock Option Agreement and the terms of the Plan.

BONUS: Your annual bonus opportunity will be up to 50% of your base salary, less applicable withholdings (“Bonus”). Your Bonus will be based upon the Company achieving financial and operating objectives established by the CEO and the Board. The details of the Bonus will be outlined in consultation with you shortly after your start date. You must be an employee of the Company in good standing (e.g., not in breach of any legal obligations to the Company) at the time of successful delivery in order to receive the Bonus; the Bonus will not be prorated. The determination as to whether the requirements of the Bonus have been met will be made in the Company’s sole discretion.

BENEFITS: During your employment with the Company, you will be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company applicable to other similarly-situated employees of the Company. Where a particular benefit is subject to a formal plan (for example, medical insurance or life insurance), eligibility to participate in and receive any particular benefit is governed solely by the applicable plan document. You will be entitled to four weeks of paid time off (PTO) per year, accruing at the rate of 6.16 hours per pay period, in accordance with the Company’s policies and practices regarding PTO. The benefits to which you will be entitled are set forth in the Employee Handbook and in other, more specific benefits documents that will be provided to you. The Company may, from time to time, in its sole discretion, modify or eliminate the benefits and programs offered to employees, including you.

SEVERANCE: In the event your employment is terminated without Cause (as defined below) within six months following a Change of Control (as defined below) you will be paid six months of severance in the form of salary continuance plus all accrued but unused PTO per the Company’s policy, provided that you execute a release of all known and unknown claims and abide by the terms of the release agreement. All other benefits, including but not limited to life insurance, disability insurance, etc., shall cease upon your termination of employment unless otherwise required by applicable laws.

CHANGE OF CONTROL: “Change of Control” shall mean new or an existing shareholder currently owning less than 10% of shares of the Company becoming a majority shareholder.

CAUSE: “Cause” means (a) misappropriation of funds, (b) commission of a crime involving moral turpitude, (c) gross negligence in the performance of duties, (d) breach of fiduciary duty to the Company, or (e) material breach of any contractual obligations to the Company, all as determined by the Company in its sole discretion.

CONDITIONS OF EMPLOYMENT: Your employment with the Company is contingent upon satisfactory results of all background and reference checks and drug screening, as well as verification of your eligibility to work in the United States. This offer will be rescinded if you either fail or refuse the background check or the drug screening.

The Company considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. Specifically, your employment is contingent upon you agreeing to two-year covenants concerning confidentiality, noncompetition, and non-solicitation of employees and customers, as well as an and assignment of inventions (documented in the Company’s Stock Option Agreement and the Nondisclosure Agreement).

Your employment with the Company will be governed by the terms and conditions of this agreement, the Nondisclosure Agreement, the Company’s Employee Handbook, and the Company’s policies and practices, all as they may be amended from time to time in the Company’s sole discretion, except to the extent those terms are inconsistent with this agreement. You agree to read and abide by the policies set forth in these documents. By accepting employment with us, you agree to perform your duties to the best of your abilities and to act at all times in the best interests of the Company and its clients. You further agree to comply with all laws, regulations and professional obligations that may apply to you now and in the future.

By accepting this offer and signing below, you further agree to devote your full efforts, attention, and energies to the Company. While employed by the Company, you may not work as an employee or consultant of any other organization or engage in any other activities that conflict or interfere with your employment obligations to us, including working for a competitive organization or undertaking any activities that could create a conflict of interest, whether such activities are for monetary gain or otherwise, without the prior written consent of the Company’s CEO.

In addition, you agree that, during your employment, you will not, directly or indirectly, either on your own behalf, or on behalf of any other individual or entity, solicit, interfere with, induce, or attempt to induce any client associated with the Company to become affiliated with you or any other individual or entity to the exclusion or partial exclusion of the Company. You further agree that you will not, during your employment with the Company, directly or indirectly, either on your own behalf or on behalf of any other individual or entity, plan, organize, engage in, invest in, become a creditor of, or render services to, whether as an employee, owner or otherwise, any business competitive with any product or service marketed or planned for marketing by the Company.

AT-WILL EMPLOYMENT: You should understand that your employment with the Company is “at-will,” meaning that either you or the Company may terminate your employment at any time for any reason. No provision of this offer letter or the accompanying Nondisclosure Agreement shall be construed to create an express or implied employment contract, or a promise of employment for any specific period of time. This at-will provision applies throughout your employment with the Company (and its subsidiaries, affiliates or successors) regardless of any change in your title, position, responsibility, compensation or location. No employee of the Company may verbally alter your status as an at-will employee. In order to be effective, any change to your at-will status must be express and in writing, executed by the undersigned.

With respect to your relationship with the Company, this agreement (including the documents referenced in this agreement, such as the Nondisclosure Agreement and the Stock Option Agreement), contains the entire understanding between you and the Company, and supersedes any prior agreements, understandings, and communications between you and the Company, whether oral, written, implied or otherwise. This agreement may not be modified except in a writing signed by the CEO of the Company and you.

You understand and agree that you are solely responsible for any and all taxes due as a result of any compensation, including any severance, provided hereunder and no provision of this agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as it may be amended from time to time from you or any other individual to the Company or its affiliates.

This agreement will be governed by Colorado law, without reference to the choice of law or conflicts of law principles thereof. If any term, provision, paragraph, or condition of this agreement is held to be invalid, illegal, or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary to allow this agreement to remain enforceable in full force and effect. The unenforceability of any provision of this agreement will not affect the validity or enforceability of any other provision of the agreement.

To indicate your acceptance of this offer, please sign below and return the enclosed copy of this agreement no later than January 31, 2013, at which time this offer expires.

I am very excited to have you as our CFO. I am certain that you will find employment with us to be challenging and rewarding, and I look forward to working with you. In the meantime, should you have any questions at all, please do not hesitate to contact me or Crystine Hodges, Director of HR.

Sincerely,

/s/ Kam Mofid

Kam Mofid

CEO

I understand and agree to the foregoing terms, and accept Real Good Solar’s offer of at-will employment on the terms set forth above.

/s/ Anthony DiPaolo	January 30, 2013
Anthony DiPaolo	Date